Filed Pursuant to Rule 433 Dated February 25, 2026 Registration No. 333-282565
The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Securities

Market Linked Securities – Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Shares of the Global X Copper Miners ETF, the S&P 500® Index and the EURO STOXX 50® Index due March 2, 2029

Term Sheet to the Preliminary Pricing Supplement dated February 25, 2026

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measures

The shares of the Global X Copper Miners ETF (referred to as the “Fund”), the S&P 500® Index and the EURO STOXX 50® Index (each referred to as an “Index” and collectively as the “Indices,” and collectively with the Fund, as the “Underlyings”).

Pricing Date*	February 27, 2026
Issue Date*	March 4, 2026
Face Amount (Original Offering Price)	$1,000 per security
Contingent Coupon Payment (with Memory Feature):

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing value of the lowest performing Underlying on the related calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward. In addition, if the closing value of the lowest performing Underlying on one or more calculation days is less than its coupon threshold value and, on a subsequent calculation day, the closing value of the lowest performing Underlying on that subsequent calculation day is greater than or equal to its coupon threshold value, the securities will pay the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid).

Contingent Coupon Rate	At least 12.30% per annum, to be determined on the pricing date
Calculation Days*

Monthly, on the 27th day of each calendar month, commencing in March 2026 and ending in February 2029, each subject to postponement. We refer to the calculation day scheduled to occur in February 2029 (expected to be February 27, 2029) as the “final calculation day.”

Contingent Coupon Payment Dates	Three business days after the applicable calculation day (the contingent coupon payment date with respect to the final calculation day will be the stated maturity date), each subject to postponement
Automatic Call

If the closing value of the lowest performing Underlying on any of the quarterly calculation days in February, May, August and November, from August 2026 to November 2028, inclusive, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the sixth calculation day, which is approximately six months after the issue date.

Call Settlement Date	Three business days after the applicable calculation day, subject to postponement
Maturity Payment Amount (per Security)

If the securities are not automatically called prior to the stated maturity date:

●if the ending value of the lowest performing Underlying on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

●if the ending value of the lowest performing Underlying on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing Underlying on the final calculation day

Lowest Performing Underlying	For any calculation day, the “lowest performing Underlying” will be the Underlying with the lowest performance factor on that calculation day
Performance Factor	With respect to an Underlying on any calculation day, its closing value on such calculation day divided by its starting value (expressed as a percentage)
Stated Maturity Date*	March 2, 2029, subject to postponement
Starting Value	For each Underlying, its closing value on the pricing date
Ending Value	For each Underlying, its closing value on the final calculation day
Coupon Threshold Value	For each Underlying, 70.00% of its starting value
Downside Threshold Value	For each Underlying, 60.00% of its starting value
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06419H2M5 / US06419H2M53
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.

* Subject to change.

** In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Underlying on the final calculation day is less than its downside threshold value, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying, but you will have full downside exposure to the lowest performing Underlying on the final calculation day if the ending value of that Underlying is less than its downside threshold value.

If the securities priced today, the estimated value of the securities would be between $896.13 (89.613%) and $926.13 (92.613%) per security. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/9631/000183988226011319/bns_424b2-06972.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, underlier supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

●The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

●The Securities Are Subject To The Full Risks Of Each Underlying And Will Be Negatively Affected If Any Underlying Performs Poorly, Even If Another Underlying Performs Favorably.

●Your Return On The Securities Will Depend Solely On The Performance Of The Underlying That Is The Lowest Performing Underlying On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying.

●You Will Be Subject To Risks Resulting From The Relationship Among The Underlyings.

●You May Be Fully Exposed To The Decline In The Lowest Performing Underlying On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Underlying.

●Higher Contingent Coupon Rates Are Associated With Greater Risk.

●You Will Be Subject To Reinvestment Risk.

Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Values Of The Underlyings Change, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Underlyings

●Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlyings And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●Investing In The Securities Is Not The Same As Investing In The Indices.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.

●Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●We, The Agents And Our or Their Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In A Fund Or Its Fund Underlying Index.

●We, The Agents And Our or Their Respective Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

●There Are Management And Liquidity Risks Associated With A Fund.

●Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

●Changes That Affect An Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Any Index.

●We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●The Securities Are Subject To Currency Exchange Rate Risk.

●The Securities Are Subject To Emerging Markets Risk.

●The Securities Are Subject To Frontier And Standalone Markets Risk.

●The Fund Does Not Measure The Performance Of Copper.

●The Securities Are Subject To Risks Associated With Investments In The Copper Mining Industry.

●The Securities Are Subject To Risks Associated With The Metals And Mining Industry.

●The Indices Reflect Price Return Only And Not Total Return.

●The EURO STOXX 50® Index Will Not Be Adjusted For Changes In Exchange Rates Related To The U.S. Dollar, Which Might Affect The EURO STOXX 50® Index

●The Securities Are Subject To Non-U.S. Securities Market Risk.

●An Investment In The Securities Is Subject To Risks Associated With The Eurozone.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

●A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risks Relating to Canadian and U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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